Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference on Form S-3 of Mesa Air Group, Inc., of our report dated December 14, 2005 (August 4, 2006 as to the effects of the restatement discussed in Note 22), relating to the consolidated financial statements of Mesa Air Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s significant code-share agreements and the restatement discussed in Note 22), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated December 14, 2005 (August 4, 2006 as to the effect of the material weakness described in Management’s Report On Internal Control Over Financial Reporting (as revised), (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K/A of Mesa Air Group, Inc. for the year ended September 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
September 13, 2006